                           STRATEGIC DIAGNOSTICS INC.
                               111 PENCADER DRIVE
                             NEWARK, DELAWARE 19702

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON TUESDAY, APRIL 23, 2002

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Strategic Diagnostics Inc. (the "Company") will be held at the Christiana Hilton, 100 Continental Drive, Newark, Delaware 19713, on Tuesday, April 23, 2002 at 10:00 a.m. for the following purposes:

         1. To elect three Class II directors of the Company to serve for a two-year term until the 2004 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified; and

         2. To consider and act upon any other matters which may properly be brought before the Meeting and at any adjournments or postponements thereof.

      Any action may be taken on the foregoing matters at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned, or to which the Meeting may be postponed.

      The Board of Directors has fixed the close of business on March 20, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting and at any adjournments or postponements thereof.

      You are requested to fill in and sign the enclosed form of proxy which is being solicited by the Board of Directors and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Meeting may vote in person, even if they have previously delivered a signed proxy.


                                   BY ORDER OF THE BOARD OF DIRECTORS,


                                   /s/ Martha C. Reider
                                   -----------------------
                                   Martha C. Reider
                                   SECRETARY
Newark, Delaware
April 9, 2002






WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                           STRATEGIC DIAGNOSTICS INC.
                               111 PENCADER DRIVE
                             NEWARK, DELAWARE 19702

                             ----------------------
                                PROXY STATEMENT
                             ----------------------

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Strategic Diagnostics Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 23, 2002, and at any adjournments or postponements thereof (the "Meeting"). At the Meeting, stockholders will be asked to vote upon
(i) the election of three Class II directors of the Company and (ii) any other matters properly brought before them.

      This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 9, 2002. The Board has fixed the close of business on March 20, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). Only stockholders of record of the Company's Common Stock (the "Stock") at the close of business on the Record Date will be entitled to notice of and to vote at the Meeting. As of the Record Date, there were 17,861,085 shares of Stock outstanding and entitled to vote at the Meeting. Holders of the Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them.

      The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of the Stock entitled to vote at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes are each included in the number of shares present at the Meeting for purposes of establishing a quorum. The affirmative vote of the holders of a plurality of the shares of the Stock present or represented at the Meeting is required for the election of Class II directors and thus, abstentions and broker non-votes have no effect on the outcome of the election of directors.

      STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE MEETING AND NOT REVOKED WILL BE VOTED AT THE MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES FOR CLASS II DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THIS PROXY STATEMENT WILL BE PRESENTED AT THE MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

      A stockholder of record as of the Record Date may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Meeting. Any stockholder of record as of the Record Date attending the Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Meeting alone will not constitute revocation of a previously given proxy.

            STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table presents, as of March 20, 2002, information as to (i) the persons or entities known to the Company to be beneficial owners of more than 5% of the Company's Stock, (ii) each director and director nominee, (iii) each of the named executive officers appearing in the Summary Compensation Table under "Executive Compensation" below, and (iv) all directors and executive officers of the Company as a group, based on representations of executive officers and directors of the Company and filings received by the Company on
Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of such date, the Company had 17,861,085 shares of Stock issued and outstanding. The number of shares and the percentage beneficially owned by the persons or entities named in the table and by all executive officers and directors as a group are presented in accordance with Rule 13d-3 of the Exchange Act and include, in addition to shares issued and outstanding, unissued shares which are subject to issuance upon exercise of options or warrants within 60 days of March 20, 2002. The address of the individual beneficial owners is in care of the Company at its address listed on the first page of this Proxy Statement unless otherwise noted.

                                                                                           PERCENT OF
                                                                   NO. OF SHARES             SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED (1)       OUTSTANDING
------------------------------------                          ----------------------       -----------
Zesiger Capital Group LLC
  320 Park Avenue
  New York, New York 10022.........................             2,149,400 (2)                 12.0%

Grover C. Wrenn....................................               381,334 (3)                  2.1%

Richard C. Birkmeyer
  111 Pencader Drive
  Newark, Delaware 19702...........................             1,936,245 (4)                 10.8%

Morton Collins.....................................               403,925 (5)                  2.3%

Richard J. Defieux.................................                50,334 (6)                    *

Robert E. Finnigan.................................                 5,334 (6)                    *

Stephen O. Jaeger..................................                11,534 (7)                    *

Kathleen E. Lamb...................................                53,334 (8)                    *

Timothy S. Ramey...................................                31,400 (9)                    *

Stephen L. Waechter................................                     0                        *

Arthur A. Koch, Jr.................................               229,750 (10)                 1.3%

Martha C. Reider...................................               566,470 (11)                 3.2%

James W. Stave.....................................               167,657 (12)                   *

James J. Donovan...................................                26,000 (6)                    *

All Officers and Directors
as a group (11 persons)............................             3,831,917 (13)                20.2%

-------------

*     Represents less than 1%.
(1) Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the securities shown to be owned by such stockholder. The inclusion herein of securities listed as beneficially owned does not constitute an admission of beneficial ownership.
(2) Ownership of these shares was reported to the Company on Schedule 13G dated February 14, 2002.
(3)   Includes 255,334 shares underlying exercisable options.
(4)   Includes 130,000 shares underlying exercisable options.

(5)   Includes 12,001 shares underlying exercisable options.
(6)   Consists of shares solely underlying exercisable options.
(7)   Includes 5,334 shares underlying exercisable options.
(8)   Includes 50,334 shares underlying exercisable options.
(9) Includes 3,000 shares owned by family members of Mr. Ramey. Mr. Ramey specifically disclaims beneficial ownership of these shares. Inclusion of such shares shall not be construed as an admission that Mr. Ramey is, for the purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such shares.
(10)  Includes 228,750 shares underlying exercisable options.
(11)  Includes 75,362 shares underlying exercisable options.
(12)  Includes 147,657 shares underlying exercisable options.
(13)  Includes 986,440 shares underlying exercisable options.

                                   PROPOSAL 1
                        ELECTION OF A CLASS OF DIRECTORS

      The Company's Fourth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that the Board will consist of up to seven members. The Board is divided into two classes of directors with each director serving a two-year term. Each year only one class of directors is subject to a stockholder vote. Three Class II directors will be elected each to a two-year term at the Meeting. The members of Class I are Grover C. Wrenn, Richard C. Birkmeyer, Kathleen E. Lamb and Morton Collins; and the members of Class II are currently Richard J. Defieux, Robert E. Finnigan and Stephen O. Jaeger. The Class I members of the Board are not standing for election and their terms expire in 2003. Richard J. Defieux, Timothy S. Ramey and Stephen L. Waechter are the Class II nominees for election to the Board at the Meeting. Such nominees if elected, will hold office until the annual meeting in 2004 and until their successor is duly elected and qualified. The affirmative vote of a plurality of the shares of the Stock present or represented at the Meeting and entitled to vote is required for the election of the Class II Directors. Unless otherwise instructed, the persons named in the accompanying proxy will vote "FOR" the election of Richard J. Defieux, Timothy S. Ramey and Stephen L. Waechter as Class II Directors. The following table sets forth the name, age and principal occupation of each director, including the nominees, and the year in which he or she became a director.


                                                                                        DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                                   AGE       SINCE
-----------------------------                                                  ----     --------

Grover C. Wrenn..............................................................   59        1992
Chairman of the Board of the Company

Richard C. Birkmeyer.........................................................   48        1996
President and Chief Executive Officer of the Company

Morton Collins...............................................................   66        2001
Special Limited Partner - DSV Partners

Richard J. Defieux (1).......................................................   50        1996
General Partner - Allegra Partners

Kathleen E. Lamb.............................................................   56        1996
Chief Financial Officer - EM Industries, Inc.

Timothy S. Ramey (2).........................................................   43          --
Vice President, Strategy and New Ventures - Sara Lee Corporation

Stephen L. Waechter (2)......................................................   51          --
Executive Vice President, Chief Financial Officer and Treasurer -
CACI International Inc

-------------
(1) A nominee for election to the Board of Directors.
(2) A new nominee to the Board of Directors.

                            BACKGROUND OF DIRECTORS

      GROVER C. WRENN has served as Chairman of the Board since December 1996 and as a director since 1992. Mr. Wrenn served as a director and the President and Chief Operating Officer of Safety-Kleen Corp., a provider of hazardous and industrial waste management services, from March 2000 to September 2001; he continues to serve as a director and Vice Chairman of the Board. Prior thereto, Mr. Wrenn served as Chairman of AXOLOTL Corporation, a privately held health care information technology and media company, from October 1999 and President and Chief Executive Officer from November 1996. Mr. Wrenn served as President and Chief Executive Officer of EnSys Environmental Products, Inc. from April 1995 until December 1996. From 1993 until February 1995, Mr. Wrenn served as President, Chief Executive Officer and a director of Applied Bioscience International. Since 2000, Mr. Wrenn has served as a director of 3E Company, a privately held provider of environmental health and safety information services. Mr. Wrenn also serves as a Trustee of Eckerd College and as a director of the Environmental Law Institute.

      RICHARD C. BIRKMEYER co-founded SDI in 1990 and has served as its President and Chief Executive Officer and a director since its inception. Prior to founding SDI, Mr. Birkmeyer was employed by E.I. du Pont de Nemours ("DuPont") from 1983 to 1990. Mr. Birkmeyer received a Ph.D. in Biochemistry/Immunology from the State University of New York at Binghamton and his BS in Biology from the State University of New York at Plattsburgh. He currently is Chairman of the Delaware Innovation Fund and a director of the Harper College and Tech Corps of Delaware boards.

      MORTON COLLINS has served as a director since 2001. Since July 1997, he has served as a Special Limited Partner of Cardinal Partners, the successor to the DSV series of partnerships. From July 1968 through July 1997, Mr. Collins was the founder and Chief Executive Officer or Managing Partner of Data Science Ventures, Inc. (DSV I), DSV Associates, formed in 1974 (DSV II), DSV Partners III, formed in 1981 (DSV III) and DSV Partners IV, formed in 1985 (DSV IV). Mr. Collins serves as a Director of Kopin Corporation (NASDAQ), Advanced Cerametrics, Inc., the Core Technologies Advisory Board, (CTAB) of the National Laboratories managed by Battelle Memorial Institute, Pharos Corporation, PD-LD Inc., and Viral Genomics Inc. He is also a member of the Advisory Board of Early Stage Enterprises, LP. Mr. Collins received his B.S. in Engineering from the University of Delaware, and his Master of Arts and Doctorate degrees in Engineering from Princeton University.

      RICHARD J. DEFIEUX has served as a director of SDI since 1993 and was appointed as a director of the Company on December 30, 1996. Since 1990, Mr. Defieux has been a general partner of Edison Partners II, L.P., which is the general partner of Edison Venture Fund II, L.P., and Edison Venture Fund II-PA, L.P., and since 1994, a general partner of Edison Partners III, L.P., which is the general partner of Edison Venture Fund III, L.P. Mr. Defieux is also a general partner of Allegra Capital Partners IV L.P. Prior to joining Edison in 1987, Mr. Defieux was a General Partner of Princeton/Montrose Partners, a venture capital firm. Mr. Defieux received his B.A. and M.A. degrees in Geology from Boston University and his M.B.A. from Columbia University.

      KATHLEEN E. LAMB has served as a director of SDI since 1996 and was appointed as a director of the Company on December 30, 1996. Ms. Lamb is currently Chief Financial Officer for EM Industries, Inc., prior to that she was Vice President of Finance of EM Science, and, from May 1996 through 1997, served as General Manager of OEM Marketing for EM Science, a division of EM Industries, Inc., which is an affiliate of Merck KGaA, Darmstadt, Germany. Before joining EM Science, Ms. Lamb was the Vice President of Finance for EM Diagnostics Systems Inc. She is also a member of the Board of Directors of M.E. Gordon & Associates and has taught finance courses at Rowan College in New Jersey. Ms. Lamb received her B.S. in Accounting and M.B.A from Drexel University.

      TIMOTHY S. RAMEY is a nominee to the Board of Directors. Mr. Ramey is currently Vice President-Strategy and New Ventures, Sara Lee Corporation and he is a member of Sara Lee's Executive Management Committee. He joined Sara Lee in 2000 as Vice President-Investment Strategy. Previously, he was Director of food, wine and agribusiness research at Deutsche Banc Alex Brown, an investment banking and brokerage business he joined in 1991. He also has held executive positions in food industry research at NatWest Securities and Kidder, Peabody & Co. Inc. Mr. Ramey serves on the board of directors of the Chicago Chapter of the US Fund for UNICEF and is former President of the Consumer Analyst Group of New York. Mr. Ramey holds a B.A. in Psychology from the University of Washington, and is a Chartered Financial Analyst.

      STEPHEN L. WAECHTER is a nominee to the Board of Directors. Mr. Waechter was named Executive Vice President, Chief Financial Officer and Treasurer of CACI International Inc, a leading provider of information technology services and solutions, in April 1999. From 1997 to 1999, he served as Executive Vice President, Chief Financial Officer and Treasurer of GTSI, Corp., a provider of integrated information technology solutions. From 1996 to 1997, he was Senior Vice President, Chief Financial Officer and Treasurer of The Vincam Group, Inc., a professional employers organization. From 1993 to 1996, Mr. Waechter was Senior Vice President, Chief Financial Officer and Treasurer of Applied Bioscience International, Inc., a contract research organization. From 1974 to 1993, Mr. Waechter held a number of senior management positions at General Electric Company, most recently as Vice President, Finance, with General Electric Information Services. He holds a B.A. in History from Christian Brothers College and received an M.B.A. from Xavier University.

COMPENSATION OF DIRECTORS

      Directors are entitled to receive compensation for their services as determined by a majority of the Board. However, directors that are employees are not entitled to receive any compensation for their services as a director of the Company. Board members are entitled to reimbursement for travel related expenses incurred in attending meetings of the Board and its committees.

      Commencing in April 2001, non-employee directors were entitled to receive $2,000 for each meeting attended, whether in person or otherwise and stock option grants annually to purchase 8,000 shares at an exercise price equal to 100% of the fair market value at the date of the grant. The Board has waived fees for all meetings in 2001, except for the Company's regularly scheduled quarterly Board of Directors' meetings.

      The Company has agreed to issue grants of stock options to purchase 20,000 shares to Mr. Ramey and Mr. Waechter upon their election to the Board of Directors. Such options will vest in three equal increments over a three-year period, beginning on the first anniversary of the date of grant.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

      The board of directors of the Company held ten meetings during the fiscal year ended December 31, 2001. Each of the directors attended at least 80% of the aggregate of the total number of meetings of the board of directors of the Company and of the committees of which he or she was a member which were held during the period he or she was a director or committee member. The Audit Committee of the Company's board of directors held seven meetings in 2001. The members of the Audit Committee in 2001 were Mr. Collins, Mr. Jaeger and Ms. Lamb (Mr. Jaeger is a Class II director who is not standing for reelection). In 2002, Stephen L. Waechter will be joining the Audit Committee assuming his election to the board of directors. The Audit Committee reviews the selection of outside accountants, reviews the results and scope of the annual audit and the services provided by the Company's independent auditors and the recommendations of the auditors with respect to the accounting systems and controls. See the "Report of the Audit Committee" on page 15. The Compensation Committee of the Company's board of directors met one time in 2001. The members of the Compensation Committee were Mr. Wrenn, Mr. Defieux and Dr. Finnigan (Dr. Finnigan is a Class II director who is not standing for reelection). In 2002, Timothy S. Ramey will be joining the Compensation Committee assuming his election to the board of directors. The Compensation Committee reviews and approves salaries for all corporate officers, reviews and approves all incentive and special compensation plans and programs, including stock options and related longer term incentive compensation programs, reviews and approves management succession planning, conducts special competitive studies, retains compensation consultants as necessary and appropriate, and recommends appropriate programs and action on any of the above matters to the Board. See the "Report of the Compensation Committee" on page 12. The Board will consider a nominee for election to the Board recommended by a stockholder of record if such recommendation is timely, in accordance with, and accompanied by the information required by, the Company's By-Laws. In January 2002, the Board formed a nominating committee for the purpose of identifying candidates for Class II Directors to be elected at the 2002 Annual Meeting of Stockholders and making a recommendation to the Board as to the nomination of such candidates. The Board appointed Mr. Defieux and Mr. Wrenn to serve on the nominating committee.

      In March 2002, the Board formed an executive committee for the purpose of maintaining a consistent flow of information between the Company's management and the Board. The Executive Committee is authorized, during intervals between meetings of the Board and while the Board is not in session, to exercise all the powers and authority of the Board in the management of the business and affairs of the Company, except as otherwise limited by statute, the Company's Certificate of Incorporation, the Company's by-laws and except that the Executive Committee does not have the power or authority to appoint or terminate officers and agents of the Company, to declare dividends, to authorize the issuance of stock or to adopt certificates of ownership and merger pursuant to the provisions of the Delaware General Corporation Law. The Board appointed Richard C. Birkmeyer, Morton Collins and Grover C. Wrenn to serve on the Executive Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Mr. Wrenn, a member of the Compensation Committee, was formerly President and Chief Executive Officer of EnSys, a predecessor to the Company, from April 1995 to November 1996.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of change of ownership with the Securities and Exchange Commission (the "SEC"). The Company has a program to assist its officers and directors in complying with the filing requirements of Section 16(a). Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and other information gathered by the Company, the Company believes that during the preceding year the executive officers and directors then subject to Section 16(a) complied with all Section 16(a) filing requirements, except that Mr. Collins filed a report on Form 4 for an October 2001 transaction in mid-November 2001.

                             EXECUTIVE COMPENSATION

      SUMMARY COMPENSATION TABLE. The following table sets forth certain compensation information for each of the last three fiscal years with respect to
(i) the Company's Chief Executive Officer and (ii) each of the Company's four other most highly compensated officers based on salary and bonus paid during 2001.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM      ALL OTHER
                                                  ANNUAL COMPENSATION       COMPENSATION  COMPENSATION
                                              --------------------------    ------------  ------------
                                                                             SECURITIES
                                                                             UNDERLYING
                                                       SALARY      BONUS       OPTIONS       AMOUNT
NAME AND PRINCIPAL POSITION                   YEAR      ($)         ($)          (#)           ($)
---------------------------                   ----     ------      -----    ------------  ------------

Richard C. Birkmeyer (1)................      2001     218,196        --             --       5,250
 President and CEO                            2000     200,030    22,245         60,000      10,650
                                              1999     186,750    30,000             --      10,400

Arthur A. Koch, Jr. (2).................      2001     199,266        --         75,000       4,998
 Chief Operating Officer                      2000     182,426    20,088             --      10,400
 Chief Financial Officer                      1999     169,683    34,070        100,000      10,400

Martha C. Reider (3)....................      2001     140,322        --             --       4,210
 Secretary and Vice President,                2000     126,238    19,280         40,000       9,187
 Quality Assurance/Human Resources            1999     112,937    13,770             --       8,788

James W. Stave, Ph.D.(4)................      2001     146,780        --         75,000       4,403
 Vice President,                              2000     133,572    17,893             --       9,400
 Research and Development                     1999     123,208    19,235        100,000       9,080

James J. Donovan (5)(6).................      2001     116,244        --         85,000       3,487
 Vice President,                              2000      92,324    16,500         10,000       2,770
 Sales and Marketing                          1999      80,294     8,350          3,000       2,409

-------------

(1) Mr. Birkmeyer's employment as President and Chief Executive Officer of the Company commenced on December 30, 1996. All other compensation consists of $5,250 in Company contributions to Mr. Birkmeyer's 401(k) account.

(2) Mr. Koch's employment as Chief Financial Officer of the Company commenced April 14, 1997. He was appointed Chief Operating Officer in 1998. All other compensation consists of $4,998 in Company contributions to Mr. Koch's 401(k) account.

(3) Ms. Reider's employment as Secretary and Vice President, Quality Assurance/Human Resources with the Company commenced on December 30, 1996. All other compensation consists of $4,210 in Company contributions to Ms. Reider's 401(k) account.

(4) Dr. Stave's employment as Vice President, Research and Development with the Company commenced on December 30, 1996. All other compensation consists of $4,403 in Company contributions to Dr. Stave's 401(k) account.

(5) Mr. Donovan's employment with the Company commenced on December 30, 1996. He was appointed Vice President, Sales and Marketing in 2001. All other compensation consists of $3,487 in Company contributions to Mr. Donovan's 401(k) account.

(6) Mr. Donovan's options granted in 2001 include options covering 10,000 shares (the "2001 Option") granted pursuant to the Stock Option Program whereby Mr. Donovan agreed to cancel the option covering 10,000 shares granted in 2000 in return for the Company's commitment to issue the 2001 Option in not less than 180 days from the date of cancellation at the then current market price. See "Ten Year Option Repricing Table."

      OPTION GRANTS AND EXERCISES IN FISCAL YEAR 2001. The following tables summarize option grants and exercises during 2001 to or by the officers named in the Summary Compensation Table. In accordance with SEC rules, also shown are the hypothetical gains or "option spreads," on a pre-tax basis, that would exist for the respective options. These gains are based on assumed rate of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The results of these calculations are based on rates set forth by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of the price of our common stock.

                       OPTION GRANTS IN FISCAL YEAR 2001

                                                                                                          POTENTIAL REALIZABLE
                                                                                                            VALUE AT ASSUMED
                                                   INDIVIDUAL GRANTS UNDER THE COMPANY'S                    ANNUAL RATES OF
                                                         2000 STOCK INCENTIVE PLAN                     STOCK PRICE APPRECIATION
                                          ---------------------------------------------------------    ------------------------
                                           NUMBER OF         PERCENT OF
                                          SECURITIES       TOTAL OPTIONS
                                          UNDERLYING         GRANTED TO                                    5%          10% FOR
                                            OPTIONS         EMPLOYEES IN      EXERCISE   EXPIRATION      OPTION        OPTION
NAME                                        GRANTED        FISCAL YEAR(%)      PRICE        DATE         TERM($)       TERM($)
----                                      ----------       --------------     --------   ----------      -------       -------

Morton Collins ..............             20,000 (1)           4.3%            $4.00      4/24/11        50,312        127,499
                                           8,000 (2)           1.7%
Richard J. Defieux ..........              8,000 (2)           1.7%            $4.00      4/24/11        20,125         51,000
James J. Donovan ............             10,000 (3)           2.2%            $5.50      10/5/11        34,589         87,656
                                          75,000 (4)          16.2%            $6.60     10/23/11       311,303        788,903
Robert E. Finnigan ..........              8,000 (2)           1.7%            $4.00      4/24/11        20,125         51,000
Arthur A. Koch, Jr ..........             75,000 (4)          16.2%            $4.08       8/9/11       192,442        487,685
Stephen O. Jaeger ...........              8,000 (2)           1.7%            $4.00      4/24/11        20,125         51,000
Kathleen E. Lamb ............              8,000 (2)           1.7%            $4.00      4/24/11        20,125         51,000
James W. Stave ..............             75,000 (4)          16.2%            $4.08       8/9/11       192,442        487,685
Grover C. Wrenn .............              8,000 (2)           1.7%            $4.00      4/24/11        20,125         51,000

-------------

(1) These options become exercisable at a rate of 33% on each April 24, beginning with April 24, 2002.
(2) These options become exercisable at a rate of 33% on each April 24, beginning with April 24, 2001.
(3) Represents options granted pursuant to the Stock Option Exchange Program. See "Ten Year Repricing Table." 2,500 options are exercisable on the date of grant (10/5/01) and 2,500 additional on each January 1 thereafter, beginning January 1, 2002.
(4) These options become exercisable at a rate of 25% each January 1, beginning January 1, 2002.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 2001
                        AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                OPTIONS AT FISCAL             IN-THE-MONEY OPTIONS
                                        SHARES                              YEAR-END (#)            AT FISCAL YEAR-END ($) (1)
                                     ACQUIRED ON        VALUE        --------------------------   -----------------------------
NAME                                 EXERCISE (#)     REALIZED($)    EXERCISABLE  UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                 ------------     -----------    -----------  -------------   -----------     -------------
Grover C. Wrenn ..............              --                --        252,667         5,333      1,208,267          16,533
Richard C. Birkmeyer .........              --                --        100,000            --        510,000              --
James C. Donovan .............              --                --         22,750        65,250         17,007          43,757
Arthur A. Koch, Jr ...........          40,000           344,000        160,000       150,000        729,750         549,625
Martha C. Reider .............              --                --         65,362        30,000        290,891           4,875
James W. Stave ...............          60,000           312,000        123,907       125,000        620,847         437,750

-------------

(1) Value is calculated based on the difference between the option exercise price and the market price of the Stock on December 31, 2001 ($7.10), multiplied by the number of shares to which the option relates.

                         TEN-YEAR OPTION REPRICING TABLE

                                                       NUMBERS OF        MARKET                                      LENGTH OF
                                                       SECURITIES       PRICE OF                                     ORIGINAL
                                                       UNDERLYING       STOCK AT         EXERCISE                   OPTION TERM
                                                         OPTION          TIME OF      PRICE AT TIME                  REMAINING
                                                       REPRICED OR    REPRICING OR    OF REPRICING       NEW        AT DATE OF
                                         GRANT           AMENDED       AMENDMENT      OR AMENDMENT    EXERCISE     REPRICING OR
NAME                                    DATE (1)           (#)            ($)              ($)        PRICE ($)      AMENDMENT
----                                 ------------      ------------   -------------   --------------  ----------   -------------
James J. Donovan,                  February 25, 2000        10,000          (2)             6.9375         5.50        8.3 Years
Vice President,
Marketing and Sales

-------------

(1) The options were cancelled pursuant to an agreement dated as of April 6, 2001. Replacement options were granted as of October 5, 2001.
(2)   The closing market price was $5.50.

EXECUTIVE EMPLOYMENT AGREEMENTS

      The Company maintains an employment agreement dated as of December 30, 1996 with Mr. Birkmeyer, which provides for compensation at an annual rate of $164,000 with annual increases of not less than 5% of the then current salary as determined by the Compensation Committee. Additionally, Mr. Birkmeyer is entitled to an annual bonus as determined by the Compensation Committee not to exceed 75% of his then current salary. This agreement also granted Mr. Birkmeyer an option to purchase 100,000 shares of the Company's Stock, which option became exercisable at a rate of 25% immediately and 25% annually thereafter on the three successive option grant date anniversaries. Such option vests immediately upon a change of control of the Company (as defined in Section 12 of the Company's 2000 Stock Incentive Plan). This agreement was for an initial one-year term and is automatically extended for subsequent one-year terms unless otherwise terminated by Mr. Birkmeyer or the Board by giving not less than 60 days written notice. Mr. Birkmeyer will be entitled to receive salary and benefits then in effect for one year after termination of the agreement by Mr. Birkmeyer for good reason (as defined in the agreement) or by the Company without cause.

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee of the Board of Directors is comprised of three directors. The Compensation Committee determines the compensation for the Chief Executive Officer and reviews the recommendations of the Chief Executive Officer and approves salaries for all other corporate officers, reviews and approves all incentive and special compensation plans and programs, including stock options and related longer term incentive compensation programs, reviews and approves management succession planning, conducts special competitive studies, retains compensation consultants as necessary and appropriate, and recommends appropriate programs and action on any of the above matters to the Board.

COMPENSATION PHILOSOPHY

      The Company approaches compensation for all its employees, including senior management, with a consistent philosophy. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and stockholders.

      The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers whose contributions are critical to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable to compensation decisions for all employees of the Company:

      o     The Company pays competitively.

            The Company is committed to maintaining a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other comparable companies and sets its pay parameters based on this review.

      o     The Company pays for sustained performance.

            Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as profitability, cash flow, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

      o     The Company strives for fairness in the administration of pay.

            The Company strives to compensate a particular individual equitably compared to other executives at similar levels both inside the Company and at comparable companies.

      o The Company strives to provide incentives designed to maximize stockholder value.

            The Company is committed to the use of stock options as a significant component of total compensation in order to provide appropriate incentives to management and appropriately align management's compensation with stockholder's interests.

COMPENSATION VEHICLES

      The Company uses a total compensation program that consists of cash (salary and bonus) and equity-based compensation. Having a compensation program that allows the Company to attract and retain key employees permits it to provide useful products and services to customers, enhance stockholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The vehicles are:

CASH-BASED COMPENSATION

      SALARY

      The Company establishes salary ranges for employees by reviewing the aggregate of base salary and annual bonus for competitive positions in the market against that individual's overall performance, which is measured against his or her individual responsibilities and strategic objectives for the year.

      In both setting goals and measuring all executive officers' performance against those goals, the Company takes into account the performance of its competitors and general economic and market conditions. None of the factors included in the Company's strategic and business goals are assigned a specific weight. Instead, the Company recognizes that these factors may change in order to adapt to specific business challenges and to changing economic and marketplace conditions.

      BONUS

      The Company pays bonuses based upon (a) the Company's financial performance, measured against established corporate performance for net sales and profitability and (b) on the Compensation Committee's subjective determination of the executive officer's individual performance goals, measured against individual management goals established for each executive.

EQUITY-BASED COMPENSATION

      STOCK OPTION PROGRAM

      The purpose of this program is to provide additional incentives to senior management to work to maximize stockholder value. The Company also recognizes that a stock incentive program is a necessary element of a competitive compensation package for its senior managers. The program utilizes vesting periods to encourage such employees to continue in the employ of the Company and thereby acts as a retention device for its senior managers. The Company believes that the program encourages senior managers to maintain a long-term perspective. In determining the size of an option award for an executive officer, the Compensation Committee reviews such individual's performance against the criteria described above and considers the number of outstanding unvested options which the officer holds and the size of previous option awards to that individual. The Compensation Committee does not assign specific weights to these items.

STOCK OPTION EXCHANGE PROGRAM

      In March 2001, the Compensation Committee elected to establish a program for certain employees who were granted options on February 25, 2000 at an exercise price of $6.9375 (the "2000 Options") where in return for their agreement to cancel the 2000 Options, the Company would commit to issue the same number of new options at least 180 days following the date of such cancellation, at the then current market price (the "Stock Option Program"). During 2001, a total of 105,750 of 2000 Options were cancelled and that number of new options were issued at least 180 days following such cancellation at the then current closing market price which ranged between $3.96 and $5.50. The vesting provisions of the new options correspond to the vesting provisions of the original options. Mr. Donovan is the only named executive who participated in this program as described in the Ten Year Option Repricing Table.

CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company's Chief Executive Officer or any of the four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company's current policy is to structure the performance-based portion of compensation of its executive officers in a manner that complies with this provision.

CHIEF EXECUTIVE OFFICER COMPENSATION

      Richard C. Birkmeyer has been President and Chief Executive Officer of the Company since December 30, 1996. The Compensation Committee used the same compensation policy described above for all employees to determine Mr. Birkmeyer's fiscal 2001 compensation.

      In setting both the cash-based and equity-based elements of Mr. Birkmeyer's compensation, the Compensation Committee made an overall assessment of Mr. Birkmeyer's leadership in achieving the Company's long-term strategic and business goals. The Compensation Committee assessed the importance of Mr. Birkmeyer to the continued growth and development of the Company, his increased responsibility as a result of the recent AZUR acquisition, his expertise in the industry, his management skills and ability to implement the Company's strategic plans, his ability to effectively respond to changes in the Company's markets, in particular changes subsequent to the events of September 11, 2001, his efforts to assemble a highly qualified executive management team for the Company and the achievement of various strategic milestones. The Compensation Committee does not assign specific weights to these categories.

      BASE SALARY

      Mr. Birkmeyer's base salary for 2001 pursuant to his employment agreement dated December 30, 1996 was $216,000, which reflects a consideration of competitive forces. Pursuant to such agreement, Mr. Birkmeyer is entitled to annual increases of not less than 5% of his then current salary as determined by the Committee. Based on its evaluation of the factors listed, the Compensation Committee increased Mr. Birkmeyer's base salary by 5% to $226,800 for fiscal year 2002.

      BONUS

      Pursuant to his employment agreement, Mr. Birkmeyer is entitled to an annual bonus as determined by the Committee, not to exceed 75% of his then current salary. The Compensation Committee follows the same policy described above for other executive officers to determine Mr. Birkmeyer's bonus.

      STOCK OPTIONS

      The Compensation Committee follows the same policy described above for other executive officers to determine Mr. Birkmeyer's stock incentive awards. Stock options are granted to encourage and facilitate stock ownership by the executive officers and thus strengthen both their personal commitments to the Company and a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officers' interest with those of the Company's other stockholders.

                                       COMPENSATION COMMITTEE


                                       Richard J. Defieux
                                       Robert E. Finnigan
                                       Grover C. Wrenn

                         REPORT OF THE AUDIT COMMITTEE

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent," as required by applicable listing standards of Nasdaq. The Audit Committee operates pursuant to a Charter that was adopted by the Board on June 21, 2000. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      The Audit Committee reviews the selection of outside accountants, reviews the results and scope of the annual audit, quarterly reviews and the services provided by the Company's independent auditors and the recommendations of the auditors with respect to the accounting systems and controls.

      In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent."

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.


                                      SUBMITTED BY THE AUDIT COMMITTEE
                                      OF THE COMPANY'S BOARD OF DIRECTORS



                                      Morton Collins
                                      Stephen O. Jaeger
                                      Kathleen E. Lamb

                                 OTHER MATTERS


INDEPENDENT AUDITORS

      The accounting firm of KPMG LLP has served as the Company's independent auditors since September 1998. A representative of KPMG LLP will be present at the Meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

      AUDIT FEES BILLED TO THE COMPANY BY KPMG LLP DURING FISCAL 2001:

      Audit fees billed to the Company by KPMG LLP during the Company's 2001 fiscal year for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $127,975.

      FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

      The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

      ALL OTHER FEES:

      Fees billed to the Company by KPMG LLP during the Company's 2001 fiscal year for all other non-audit services rendered to the Company, including tax related services were SEC filings and related fees of $28,000, tax compliance fees of $42,000, tax consulting fees of $9,600 and other fees of $6,700.

STOCKHOLDER PROPOSALS

      Under the Company's By-laws, stockholders may present proper proposals for stockholder action in the Company's proxy statement. To be considered for inclusion in the Company's proxy materials relating to the 2003 Annual Meeting, such proposals must be received by the Company no earlier than December 24, 2002 and no later than February 7, 2003.

GENERAL

      The Board knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives, discretionary to the proxyholders, authority in the event any additional matters should be properly presented.

      The Company's 2001 Annual Report, including financial statements for the fiscal year ended December 31, 2001, accompanies this Proxy Statement. The Company will provide free of charge to any stockholder from whom a proxy is solicited pursuant to this Proxy Statement, upon written request from such stockholder, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 which was filed with the SEC. Requests for such report should be directed to Strategic Diagnostics Inc., 111 Pencader Drive, Newark, Delaware 19702, Attention: Arthur A. Koch, Jr., Chief Operating Officer.

      The accompanying proxy is solicited by and on behalf of the Board, whose notice of meeting is attached to this Proxy Statement. The entire cost of such solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone or telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. Additionally, the Company will request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.

      Certain information contained in this Proxy Statement relating to the occupation and security holdings of the directors and officers of the Company is based upon information received from the individual directors and officers.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE.


                                        STRATEGIC DIAGNOSTICS INC.
                                        Newark, Delaware
                                        April 3, 2002

                           STRATEGIC DIAGNOSTICS INC.
                               111 Pencader Drive
                             Newark, Delaware 19702

                 Annual Meeting of Stockholders - April 23, 2002
               Proxy Solicited on Behalf of the Board of Directors

The undersigned, revoking all prior proxies, hereby appoints Richard C. Birkmeyer and Kathleen E. Lamb as Proxies, with full power of substitution to each, to vote for and on behalf of the undersigned at the 2002 Annual Meeting of Stockholders of STRATEGIC DIAGNOSTICS INC. to be held at the Christiana Hilton, 100 Continental Drive, Newark, Delaware 19713, on Tuesday, April 23, 2002, at 10:00 a.m. local time, and at any adjournment or adjournments thereof. The undersigned hereby directs the said proxies to vote in accordance with their judgment on any matters which may properly come before the Annual Meeting, all as set forth in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the following matters set forth in such notice as specified by the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE FOR DIRECTOR.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees, custodians, and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If the stockholder is a corporation, the signature should be that of an authorized officer who should indicate his or her title.

HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?

------------------------------                -------------------------------

------------------------------                -------------------------------

------------------------------                -------------------------------


STRATEGIC DIAGNOSTICS INC.                  1.  Election of Class II Directors

                                                                                      With-    For All
                                                                             For      held     Except

RECORD DATE SHARES:                         Richard J. Defieux               / /       / /       / /

                                            Timothy S. Ramey                 / /       / /       / /

                                            Stephen L. Waechter              / /       / /       / /


                                            NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line
                                            through the nominee's (s') name(s). Your shares will be voted for the remaining nominee(s).

|X|      PLEASE MARK VOTES                  Please be sure to sign and date this Proxy. In their
         AS IN THIS EXAMPLE                 discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting or at any adjournment thereof.


                                            Date
----------------------------------               --------------------
Stockholder sign here

                                            Date
----------------------------------               --------------------
Co-owner sign here
                                            Mark box at right if an address change or comment
                                            has been noted on the reverse side of this card.       / /


                                                                                    DETACH CARD
DETACH CARD

STRATEGIC DIAGNOSTICS INC.

Dear Stockholder,


Please take note of the important information regarding the Company's management and financial results enclosed with this Proxy Ballot.

Your votes on the election of the Company's directors are important and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders on April
23, 2002.

Thank you in advance for your prompt consideration of these matters.

Sincerely,



Strategic Diagnostics Inc.